EXHIBIT 10.2

DATA FURNISHER AGREEMENT

THIS DATA FURNISHER AGREEMENT (“Agreement”) is made as of the 7th day of May, 2008 (“Effective Date”), by and between First Advantage Credco, LLC, a Delaware limited liability company with a mailing address at 12395 First American Way, Poway, California, 92064 (“Credco”), and the party identified below (“Client”). Credco and Client are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties”.

Client’s Full Legal Name: First American CoreLogic, Inc.

Client Address: 4 First American Way, Santa Ana, CA 92707

TERMS AND CONDITIONS OF SERVICE

1. Terms. Terms used in this Agreement but not otherwise explicitly defined shall have the meaning ascribed to them under the Fair Credit Reporting Act (15 U.S.C., §1681 et seq., as the same may be amended from time to time, the “FCRA”).

2. Data Furnisher License

2.1 License Grant. Subject to the terms and conditions of this Agreement, Client grants to Credco a non-exclusive, non-transferable, limited license under Client’s intellectual property rights in the data (the “Data”) identified in any statement of work (“SOW”) hereto solely for the use specified in the permitted applications (“Permitted Applications”) section of any SOW. There are no implied licenses under this Agreement, and any rights not expressly granted to Credco are reserved by Client for its own use and benefit.

2.2 License Restrictions. Credco agrees, represents, and warrants to Client, both during and after the term of this Agreement, as follows:

(a) Credco shall not use the Data for purposes other than the Permitted Applications in any applicable SOW and shall contractually require compliance with such terms by any third parties permitted to use or access the Data.

(b) Unless expressly authorized in an applicable SOW: (i) the Data is for Credco’s and its employees’ sole use; (ii) with the exception of any third parties designated in any applicable SOW, Credco shall not share the Data with any parent, subsidiary, affiliate or other third party, including any third parties involved in any joint venture or joint marketing arrangements with Credco; (iii) Credco shall not use or store the Data outside the United States; and (iv) Credco shall limit use of the Data to its employees who have been appropriately trained.

(c) Unless expressly authorized in an applicable SOW, Credco shall not (and shall contractually require that any third parties’ authorized to use the Data in any applicable SOW do not): (i) disclose, use, disseminate, reproduce or publish any portion of the Data in any manner or permit the same; (ii) process or combine any portion of the Data or permit any portion of the Data to be processed or combined with other data or software from any other source; (iii) allow access to the Data through any terminals located outside of Credco’s operations or facilities; or (iv) use the Data or the results of the Data to create derivative products.

(d) Credco shall not (and shall contractually require that any third parties authorized to use the Data in any applicable SOW do not) use the Data in any way that: (i) infringes any third party’s copyright, patent, trademark, trade secret or other intellectual property or proprietary rights or rights of publicity or privacy; (ii) violates any law, statute, ordinance or regulation (including laws and regulations governing unfair competition, anti-discrimination and false advertising); or (iii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing. Credco shall abide by all prevailing federal, state, and local laws and regulations of any kind governing fair information practices and consumers’ rights to privacy, including any applicable non-solicitation laws and regulations.

(e) Credco shall not (and shall contractually require that any third parties authorized to use the Data in any applicable SOW do not) disassemble, decompile, manipulate or reverse engineer Client’s proprietary information or any portion of the Data. Credco shall take all necessary steps to prevent unauthorized use or disclosure or disassembly, decompiling, manipulation or reverse engineering of Client’s proprietary information or any portion of the Data.

(f) Credco shall not (and shall contractually require that any third parties authorized to use the Data in any applicable SOW do not) sell, license, publish, display, copy, distribute, or otherwise make available Client’s proprietary information in any form or by any means, except as expressly permitted by this Agreement, including without limitation the transfer to a third party or, if not expressly prohibited by this Agreement, as allowed under the fair use provision of the Copyright Act, 17 U.S.C. § 107.

3. Credco Database; Credco Use. Credco shall maintain a database of any Data for the purposes specified in any given SOW and for no other purpose (the “Credco Database”).

4. Client Records; Data Integrity. Client warrants to Credco that Client has the full legal right to provide the data to Credco for the purposes specified in any SOW under the terms of this Agreement, and that no such use by Credco will infringe any patent, copyright, or other right of any third person. Client agrees that at the time of delivery to Credco, any Data shall be complete and accurate to the best of its knowledge and belief, after reasonable investigation and inquiry. At Credco’s reasonable request, Client shall promptly, time being of the essence, verify the accuracy of Data provided to Credco, and shall promptly update and correct all known inaccurate information.

5. Compliance Requirements and Applicable Law.

(a) Client acknowledges and agrees that Credco is a Consumer Reporting Agency, within the meaning of the FCRA. Client acknowledges its obligations pursuant to Section 623 of the FCRA and that, in addition to the terms and conditions of this Agreement, the FCRA and other Federal, state and local laws, statutes, regulations, rules, ordinances and/or court orders (collectively referred to as “Applicable Law”) may govern the Parties’ obligations under this Agreement. As a furnisher of information to a Consumer Reporting Agency, it is Client’s responsibility to ensure its compliance with this Agreement and Applicable Law, including but not limited to the Prescribed Notice of Furnisher Responsibility (Appendix G to Part 698 of Title 16 Code of Federal Regulations). The full text of the FCRA can be obtained from the Federal Trade Commission website at http://www.ftc.gov, as such web site may be changed from time to time. In addition to all other terms of this Agreement, Client represents, warrants, and certifies that:

(b) Client shall refer all borrowers and former borrowers who have questions or dispute information from Credco’s Database or who seek disclosure of information from Credco’s Database to Credco’s address and/or the toll free number for the Consumer Assistance Line.

(c) Each consumer reinvestigation arising out of a dispute of the Data by a borrower or former borrower shall be conducted in accordance with the provisions of the FCRA and other Applicable Laws.

(d) Credco acknowledges and agrees that Client is not a consumer reporting agency as defined in the FCRA. Credco represents and warrants that (i) it is a consumer reporting agency under the FCRA, (ii) it shall comply with its obligations as a consumer reporting agency under the FCRA and (iii) it shall not use the Data in a way that would cause a third party to construe Client as a consumer reporting agency.

5.1 Intellectual Property Rights. Client acknowledges that nothing shall be construed to convey to Client any title, ownership rights, or other interests in the Credco Database, and that the Credco Database shall be and remain the exclusive property of Credco and/or its affiliates, and no rights therein are granted, transferred, assigned, or licensed to Client by this Agreement or by any action or failure to act on the part of Credco and/or its affiliates, except as specifically provided herein.

6. Non-Disclosure of the terms of the Agreement. Except as otherwise required under Applicable Law or with the prior written consent of the other party, Client and Credco agree not to disclose the existence of this Agreement or the terms herein to any other party.

7. Term of Agreement. The term of this Agreement commences on the Effective Date and shall continue until all SOWs are terminated. The term of each SOW shall be specified in each such SOW. This Agreement may not be terminated without cause during the term. If either Party breaches any provision of this Agreement (including any provision of any SOW), the non-breaching Party may, upon providing written notice of such breach, terminate this Agreement (including all SOWs) or the particular SOW that directly relates to such breach, if the breach is not cured within 30 days following such notice, unless a shorter cure period is otherwise set forth herein or in the applicable SOW.

8. Force Majeure. Neither Party shall be liable for its inability to perform, or for any delay in performing, any of its obligations under this Agreement if that inability or delay is caused by a force majeure event, including, but not limited to, equipment failures, failures or fluctuations in electrical power, lighting, or telecommunications, government action, or for any other cause reasonably beyond their respective control. Such nonperformance shall not be a default hereunder.

9. Indemnification

Credco shall indemnify and hold Client and its affiliates and their respective officers, directors and employees harmless from and against all third party claims, losses, liabilities, costs and expenses arising out of or related to the use of the Services by the Credco (or its End Users or Permitted Affiliates), or attributable to Credco’s breach of this Agreement. Client shall control the defense and any settlement of such claim, and Credco shall cooperate with Client in defending against such claim. Client shall indemnify and hold Credco and its affiliates and their respective officers, directors and employees harmless from and against all third party claims, losses, liabilities, costs and expenses arising out of or related to the provision of the Services by Client, or attributable to Clients breach of this Agreement. Credco shall control the defense and any settlement of such claim, and Client shall cooperate with Credco in defending against such claim.

10. Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER HEREUNDER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES INCURRED BY THE OTHER PARTY (INCLUDING DAMAGES FOR LOST BUSINESS, LOST PROFITS OR DAMAGES TO BUSINESS REPUTATION), REGARDLESS OF HOW SUCH DAMAGES ARISE AND REGARDLESS OF WHETHER OR NOT A PARTY WAS ADVISED SUCH DAMAGES MIGHT ARISE.

11. Capacity of the Parties. The Parties hereto are independent contractors under this Agreement and nothing herein shall create any agency, partnership, joint venture, or franchise relationship between the Parties.

12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any Consumer, applicant, resident, prospective resident, employee, prospective employee or person other than the Parties hereto and their successors and permitted assigns.

13. Assignment. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided, however, that (i) Credco may assign this Agreement at any time and without notice, in whole or in part, to its parent company, First Advantage Corporation, or to any subsidiary of First Advantage Corporation or any company otherwise affiliated with First Advantage Corporation or Credco through common ownership and control and (ii) Client may assign this Agreement at any time and without notice, in whole or in part, to its ultimate parent company, The First American Corporation, or to any subsidiary of The First American Corporation or any company otherwise affiliated with The First American Corporation or Client through ownership and control.

14. Severability. All sections, clauses, and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid sections, clauses, or covenants were not contained herein, without invalidating the remainder of this Agreement, which shall remain in full force and effect.

15. No Waiver. A delay or omission by either Party to exercise its rights upon any event of noncompliance or default by the other Party shall not impair any such right or be construed to be a waiver thereof. A waiver by either of the Parties of any of the duties, conditions, or agreements of the other Party shall not be construed to be a waiver of any succeeding breach thereof or of any duty, condition, or agreement herein. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law or in equity.

16. Notice. Except as otherwise set forth herein, any notice required to be sent hereunder shall be sent by first class mail or overnight courier service: (a) if to Credco, addressed to the attention of Corporate Counsel and (b) if to Client, addressed to the authorized representative executing this Agreement on behalf of Client, or as otherwise communicated to Credco in writing, each at their respective addresses set forth on the first page of this Agreement.

17. Governing Law. This Agreement shall be governed in accordance with the laws of the United States of America and the State of California, without reference to its choice of law provisions. In the event of litigation arising out of or connected with this

Agreement, Credco and Client agree that the state or Federal courts located in the State of California shall have exclusive jurisdiction, and Client specifically subjects itself to the personal jurisdiction of said courts in the same manner as if this Agreement had been executed and/or was to be performed in the State of California.

18. Entire Agreement. This Agreement and any exhibits attached hereto set forth the entire understanding and agreement between Client and Credco superseding any prior or contemporaneous oral or written agreements or representations, including all proposals, negotiations, or discussions heretofore had between the Parties related to the Data, except for any addendum or amendment to this Agreement that has been executed in accordance with these terms. This Agreement (excluding any exhibits attached hereto may only be amended by a written instrument signed by all Parties to this Agreement.

19. Captions and Headings. The captions and headings in this Agreement are for convenience only and shall not be considered a part of this Agreement.

20. Construction. All provisions and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity may require.

21. Additional Actions and Documents. Each of the Parties hereto agrees to take or cause to be taken such further actions, to execute and deliver or cause to be executed and delivered such further instruments, and to use their best efforts to obtain such requisite consents as any other party may from time to time reasonably request in order to fully effectuate the purposes, terms, and conditions of this Agreement.

22. Counterparts; Facsimile Signatures. This Agreement may be executed by the Parties hereto in any number of separate counterparts and all such counterparts so executed constitute one (1) agreement binding on the Parties hereto notwithstanding that the Parties hereto are not signatories to the same counterpart. This Agreement and any other document to be executed in connection herewith may be delivered by facsimile and documents delivered in such manner shall be binding as though an original thereof had been delivered.

23. No Construction against the Drafter. The Parties agree that this Agreement is the result of careful negotiations between sophisticated parties and thus any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement, shall not apply to the terms and conditions of this Agreement.

24. Authority. The person executing this Agreement represents, warrants, and certifies that he/she (a) has read and understands Client’s obligations and duties hereunder, (b) has direct knowledge of the facts and representations made by Client under this Agreement, and (c) has the authority to sign this Agreement on behalf of Client.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by its duly authorized representative on the date set forth below their respective name to be effective as of the Effective Date set forth on the first page of this Agreement.

First American CoreLogic, Inc.		First Advantage Credco, LLC.

By	/s/ Margaret Yonkovich	By	/s/ John Bauer

Printed Name:	Margaret Yonkovich	Printed Name:	John Bauer
Title: Executive:	CFO	Title: Executive	Vice President
Date Signed:	May 7, 2008	Date Signed:	May 7, 2008

STATEMENT OF WORK 1

This Statement of Work 1 (“SOW 1”) is between First American CoreLogic, Inc., a Delaware corporation (“Client”) and First Advantage Credco, LLC, a Delaware limited liability company (“Credco”) (collectively, the “Parties,” or individually, a “Party”). This SOW 1 is subject to the May 7, 2008 Data Furnisher Agreement, and all subsequent amendments, exhibits, or attachments (“Agreement”) between the Parties. This SOW 1 is effective as of May 7, 2008 (“SOW 1 Effective Date”).

I.	DATA

A.	Public Records Data and Proprietary Loan Application Data

II.	PERMITTED APPLICATIONS

A.	Data Furnished: Credco may use the Data with the LoanSafe application solely for the purposes of creating LoanSafe reports, which Credco may resell to RELS Reporting Services, LLC, who may then resell the Data to the following End User only: Wells Fargo Bank, N.A., a National Bank and its affiliated companies (collectively, “Wells Fargo”) located at 1 Home Campus, MAC X2410-06T, Des Moines, IA 50328-0001.

B.	Credco Database: Credco shall have a perpetual license to the Data for the purposes of creating and maintaining a distinct LoanSafe database solely for the purposes of the creating LoanSafe reports for Wells Fargo, subject to the terms and conditions of the Agreement and this SOW 1, and for no other purposes.

III.	FEES

A.	Data:

1.	Annual Fee and Discount: Credco shall pay Client an annual fee for the Data of one million five hundred and eighty four thousand dollars ($1,584,000.00). Client shall discount this Fee by fifteen percent (15%), or, two hundred and thirty-seven thousand, six hundred dollars ($237,600.00) (“Discount”) to compensate Credco for actual costs incurred in using the Data, which such costs shall include Credco’s support, operations, and delivery Data delivery (collectively, “Costs”). Upon the SOW 1 Effective Date, Credco shall pay to Client a Fee, after the Discount is applied of one million, three hundred and forty six thousand and four hundred dollars ($1,346,400.00) to Client in twelve (12) equal monthly payments of one hundred and twelve thousand, two hundred dollars ($112,200.00) each (“Equal Installments”).

2.	Annual True-up: Upon each anniversary date of the SOW 1 Effective Date, Credco shall provide Client a cost accounting report setting forth actual Costs. Within 30 days of receipt of the Costs report, in the event the costs exceed the Discount amount, Client shall pay Credco such excess amounts. Conversely, within 30 days of receipt of the Costs report, in the event the costs are less than the Discount amount, Credco shall pay Client the difference between the Costs and the Discount.

IV.	SOW TERM:

The initial term of this SOW 1 is for 24 months. Credco may terminate this SOW 1, if the contractual relationship involving the Loan Safe reports between Wells Fargo and RELS is validly terminated (“Early Termination”). In the event of an Early Termination on or before July 16, 2008, Credco may terminate this SOW 1, without penalty, by providing Client five (5) days prior written notice. In the event of an Early Termination subsequent to July 16, 2008, Credco may terminate this SOW 1 by providing FACL thirty (30) calendar days written notice. If this SOW 1 is terminated by Credco after the Early Termination, Credco shall pay a twenty percent (20%) penalty (“Termination Penalty”) of the remaining Fees as stated in SOW 1, III(A)(1). For example, Credco shall pay Client for the entire month of December 2008, and a pro-rata portion for January 1, 2009 through January 12, 2009. The Termination Penalty is then cancelled from January 13, 2009 through the remaining Term.

If either party breaches any provision of this SOW 1, the non-breaching party shall, upon providing written notice of such breach, may immediately terminate this SOW 1, provided such breach is not cured within sixty (60) days following such notice. If this SOW 1 is terminated as a result of a breach, the non-breaching party shall, in addition to its right of termination, may pursue legal remedies against the breaching party. Notwithstanding the foregoing, if Credco is in breach under Section 4 (Fees) of the Agreement, Client may terminate or suspend Services under this SOW 1 effective ten (10) days after giving Credco written notice of such breach, unless Credco shall have remedied the breach within such ten (10) day period.

The Term automatically renews for additional successive twelve (12) month terms. Either party may forego automatic renewal by giving the other party not less than thirty (30) calendar days written notice of termination prior to the expiration of the then-current term.

V.	DELIVERY

Client shall deliver the Data to Credco.

IN WITNESS WHEREOF, the Parties hereto have each caused this Statement of Work to be executed by its duly authorized representative on the date set forth below their respective name to be effective as of the Effective Date set forth on the first page of this Agreement.

First American CoreLogic, Inc.		First Advantage Credco, LLC.

By	/s/ Margaret Yonkovich	By	/s/ John Bauer
Printed Name: Margaret Yonkovich		Printed Name: John Bauer
Title:	CFS	Title:	Executive Vice President
Date Signed : May 7, 2008		Date Signed : May 7, 2008